Exhibit 3.1

ARTICLES OF AMENDMENT

AMENDING AND RESTATING

THE

ARTICLES OF INCORPORATION

OF

LAKES ENTERTAINMENT, INC.

The undersigned, as President and Chief Financial Officer of Lakes Entertainment, Inc., a Minnesota corporation (the “Corporation”), does hereby certify that the Corporation’s Board of Directors has resolved to amend and restate the Corporation’s Articles of Incorporation, as amended, in accordance with the following:

1.

The name of the Corporation is Lakes Entertainment, Inc., to be known as Golden Entertainment, Inc. upon the effectiveness of these Articles of Amendment, which effective time shall be July 31, 2015 at 10:00 a.m.

2.

The Articles of Incorporation of the Corporation have been amended and restated in their entirety to restate and supersede the original Articles of Incorporation and all amendments thereto, and the Corporation’s Articles of Incorporation shall hereafter be as set forth in the attached Exhibit A.

3.

The Amended and Restated Articles of Incorporation of the Corporation set forth in the attached Exhibit A have been adopted by the Corporation’s Board of Directors pursuant to Chapter 302A of the Minnesota Statutes.

4.

The Amended and Restated Articles of Incorporation correctly sets forth, other than with respect to the change of the Corporation’s name in Article 1, the corresponding provisions of the existing Articles of Incorporation.

Dated: July 30, 2015

/s/ Timothy J. Cope

Timothy J. Cope

President and Chief Financial Officer

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GOLDEN ENTERTAINMENT, INC.

The following Amended and Restated Articles of Incorporation supersede the previous Articles of Incorporation, as amended, and shall be the current Articles of Incorporation of Golden Entertainment, Inc. (the “Corporation” or “Company”).

ARTICLE 1

NAME

The name of the Corporation is Golden Entertainment, Inc.

ARTICLE 2

REGISTERED OFFICE

The address of the registered office of the Corporation is 130 Cheshire Lane, Minnetonka, Minnesota 55305.

ARTICLE 3

CAPITAL

A.	The Corporation is authorized to issue One Hundred Million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share.

B.

The designation of one series of preferred stock shall be “Series A Convertible Preferred Stock” par value $0.01 per share (the “Preferred Shares”). The number of shares which shall constitute this series of Preferred Shares shall be 7,500,000 and the powers, preferences, rights, restrictions, and other matters relating to the Preferred Shares are as described in Appendix A attached hereto, which is incorporated herein by reference.

C.

In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation’s outstanding shares.

D.

The Board of Directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

ARTICLE 4

SHAREHOLDER RIGHTS

A.     No shareholder of the Corporation shall have any preemptive rights.

B.     No shareholder of the Corporation shall have any cumulative voting rights.

ARTICLE 5

WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE 6

LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 6 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 7

OBLIGATIONS OF CERTAIN BENEFICIAL OWNERS; RIGHTS OF REDEMPTION

A.

Each Person that is or may become the Beneficial Owner of any class or series of the Corporation’s issued and outstanding Capital Stock agrees to: (i) provide to the Gaming Authority information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such person.

B.

Notwithstanding any other provisions of these Articles, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

(1)

If a Beneficial Owner is deemed to be a Disqualified Holder, then the redemption price of the shares to be redeemed pursuant to this section B of Article 7 shall be equal to the price, if any, that is required to be paid by any applicable Gaming Authority or, if there is no such requirement, then the redemption price shall be equal to the lesser of (a) the Fair Market Value of such shares or (b) the maximum amount permitted under any applicable state or federal law or regulation;

(2)	The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)

If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

(4)

At least thirty (30) day’s written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

(5)

From and after the Redemption Date or such earlier date as required by a Gaming Authority or under state or federal law or regulation, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares elected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)	Such other terms and conditions as the Board of Directors shall determine.

C.	Definitions. Capitalized terms used in this Article 7 shall have the meanings provided below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”). The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

“Beneficial Owner” shall mean any person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

“Capital Stock” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

“Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other beneficial Holder, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the failure to obtain or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

“Fair Market Value” of a share of Capital Stock shall mean the average Closing Price for such a share for each of the 30 most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section B of Article 7; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, however, that “Fair Market Value” as to any stockholder who purchases any stock subject to redemption within 120 days prior to a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares. “Closing Price” on any day means (i) the reported closing sales price on the primary national securities exchange or national quotation system on which such stock is listed or quoted, (ii) if such stock is not listed on any such exchange or quotation system, and the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, or (iii) if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

“Gaming Authority” shall mean any domestic, foreign, federal, state, local or tribal regulatory or licensing bodies regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to section B of this Article 7.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination hereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Paragraph (4), section B of Article 7, at least equal to the Fair Market Value of the shares to be redeemed pursuant to section B of Article 7 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

APPENDIX A

TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GOLDEN ENTERTAINMENT, INC.

Except as otherwise defined herein, capitalized terms in this Appendix A (the “Certificate of Designations”) shall have the meanings set forth in Section 20 of this Certificate of Designations.

A.     The only powers, preferences, rights, restrictions, and other matters relating to the Series A Convertible Preferred Stock are as follows:

1.     CONVERSION OF PREFERRED SHARES.

(a)     Mechanics of Conversion. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), if either the Warrants or Warrant Shares (as defined in the Securities Purchase Agreement) of such Holder of Preferred Shares are cancelled (in accordance with Section 16 of the Warrant) or redeemed (the “Cancelled Warrant”, and the shares of Common Stock of the Company into which such Cancelled Warrant is exercisable (subject to the satisfaction of the terms and conditions thereof), the “Cancelled Warrant Shares”) by the Company pursuant to the application of the terms and conditions of its Articles of Incorporation (as defined in the Securities Purchase Agreement) or applicable law, rule or regulation (the date of such event, the “Cancellation Date”), all Preferred Shares issued and outstanding pursuant to this Certificate of Designations (including the Additional Preferred Shares (as defined in the Securities Purchase Agreement) received by such Holder upon the Cancellation Date in accordance with Section 4(o) of the Securities Purchase Agreement) shall immediately become convertible into shares of Common Stock of the Company (the “Conversion Shares”) on a one Preferred Share per one Conversion Share basis. Preferred Shares may be converted by any Holder on any day on or after the Cancellation Date by (i) delivery of a written notice, in the form attached hereto as Exhibit I (the “Conversion Notice”), of a Holder’s election to convert some or all of its Preferred Shares and (ii) (A) payment to the Company of an amount equal to the applicable Conversion Price multiplied by the number of Conversion Shares as to which such Preferred Shares is being converted (the “Aggregate Conversion Price”) in cash or wire transfer of immediately available funds or (B) by notifying the Company that such Preferred Shares are being converted pursuant to a Cashless Conversion (as defined in Section 1(d)). A Holder shall not be required to deliver an original Preferred Share certificate in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice with respect to less than all of the Conversion Shares shall have the same effect as cancellation of the original Preferred Shares certificate and issuance of a new Preferred Shares certificate evidencing the right to convert the remaining number of Conversion Shares. On or before the second Business Day following the date on which the Company has received each of the Conversion Notice and the Aggregate Conversion Price (or notice of a Cashless Conversion) (the “Conversion Delivery Documents” and the date the Company received the Conversion Delivery Documents, the “Conversion Delivery Documents Date”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Conversion Delivery Documents to such Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date on which the Company has received all of the Conversion Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of such Holder, credit such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such conversion to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the Company’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled pursuant to such conversion. Upon delivery to the Company of the properly executed and completed Conversion Delivery Documents, such Holder shall be deemed for all corporate purposes to have become a holder of record of the Conversion Shares with respect to which Preferred Shares have been converted, irrespective of the date of delivery of the certificates evidencing such Conversion Shares. If the original Preferred Shares certificate is submitted in connection with any conversion pursuant to this Section A.1(a) and the number of Conversion Shares represented by the Preferred Shares certificate submitted for conversion is greater than the number of Conversion Shares being acquired upon an conversion, then the Company shall as soon as practicable and in no event later than five Business Days after any conversion and at its own expense, issue a new Preferred Shares certificate representing the right to convert the number of Preferred Shares convertible immediately prior to such conversion under the Certificate of Designations, less (i) the number of Preferred Shares converted upon such conversion plus (ii) any Preferred Shares tendered pursuant to the cashless conversion provisions of Section A.1(d). No fractional shares of Common Stock are to be issued upon the conversion of Preferred Shares, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares upon conversion of Preferred Shares. Notwithstanding any provision of this Certificate of Designations to the contrary, (i) the Holder Pro Rata Allocation of 500,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) shall not be convertible unless a WPT 75% Collateral Event has occurred, (ii) the Holder Pro Rata Allocation of 500,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) shall not be convertible unless a WPT 50% Collateral Event has occurred, (iii) the Holder Pro Rata Allocation of 457,751 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) shall not be convertible unless a WPT 25% Collateral Event has occurred, (iv) the Holder Pro Rata Allocation of 500,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) shall not be convertible unless a WPT Legislation Event has occurred and (v) as of any given date, only such number of the Holder Pro Rata Allocation of the other 2,500,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) equal to (x) (I) (1) the Holder Pro Rata Allocation of 2,500,000 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) less (2) any Conversion Shares received upon conversion of Preferred Shares pursuant to this Section 1(a)(ii) prior to such date (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) multiplied by (II) the principal amount of the Financing Facility drawn by the Company on or prior to such date, divided by (y) the maximum principal amount of the Financing Facility, which may be drawn by the Company as of such date or on or prior to such date has been drawn by the Company (such amount, the “Pro Rata Convertible Amount”) shall be convertible.

(b)     Conversion Price. For purposes of issued and outstanding Preferred Shares, “Conversion Price” means (i) with respect to any Additional Preferred Shares, the purchase price paid by the Company to a Holder pursuant to the redemption of the corresponding Warrant Shares held by such Holder in accordance with the Articles of Incorporation or (ii) with respect to all other Preferred Shares, the Exercise Price of the Warrant held by such Holder as of the Cancellation Date, as further adjusted in accordance herewith.

(c)     Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to a Holder within three (3) Business Days of receipt of the Conversion Delivery Documents, a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares, and if on or after such Business Day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Delivery Documents Date.

(d)     Cashless Conversion. Notwithstanding anything contained herein to the contrary, if a Registration Statement (as defined in the Registration Rights Agreement) covering the Conversion Shares that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares, a Holder may, in its sole discretion, convert some or all of its Preferred Shares, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such conversion in payment of the Aggregate Conversion Price, and elect instead to receive upon such conversion the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Conversion”):

Net Number = (A x B) - (A x C)

  B

For purposes of the foregoing formula:

A= the total number of Conversion Shares with respect to which Preferred Shares are then being converted.

B= the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Conversion Notice.

C= the Conversion Price then in effect for the applicable Conversion Shares at the time of such conversion.

(e)     Disputes. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Shares, the Company shall promptly issue to such Holder the number of Conversion Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)     (i) Limitations on Exercises; Beneficial Ownership. The Company shall not effect the conversion of Preferred Shares, and a Holder shall not have the right to conversion of Preferred Shares, to the extent that after giving effect to such conversion, such Person (together with such Person’s affiliates) would beneficially own (directly or indirectly through Conversion Shares or otherwise) in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned (directly or indirectly through Conversion Shares or otherwise) by such Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of Preferred Shares beneficially owned by such Person and its affiliates and (ii) conversion or exercise of the unconverted or unexercised portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Certificate of Designations, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by a Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, a Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder and not to any other holder of Preferred Shares; provided, that any such notice shall be deemed an agreement by such Holder to provide the Gaming Authority information, respond to questions and consent to the investigation, all as set forth in Article 8(A) of the Articles of Incorporation (as defined in the Securities Purchase Agreement).

(ii)     Principal Market Regulation. At all times, irrespective of whether the Company is listed on the Principal Market, the Company shall not be obligated to issue any shares of Common Stock upon conversion of Preferred Shares if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise or otherwise, as applicable, of the Preferred Shares without breaching the rules or regulations of the Principal Market as if the Company were regulated by such rules or regulations (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (individually, a “Purchaser” and collectively, the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise or otherwise, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Additional Closing Date (as defined in the Securities Purchase Agreement) and the denominator of which is the aggregate number of Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Additional Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee, if a registered Holder of such Preferred Shares, shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder of Preferred Shares shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining registered Holders of Preferred Shares on a pro rata basis in proportion to the aggregate number of Preferred Shares then held by each such Holder. To the extent required by the Principal Market, the provisions of the Exchange Cap shall be modified to comply with the applicable rules and regulations of the Principal Market, provided that any such changes shall not, in such Holder’s reasonable discretion, materially change the terms of the transaction contemplated hereby.

Notwithstanding anything in Preferred Shares to the contrary, the Company shall be entitled to treat the registered Holder of Preferred Shares as such appears in its records, as the owner of Preferred Shares for all purposes; provided that such records are kept current using a reasonably satisfactory and customary method intended for such purpose.

2.     ADJUSTMENT OF CONVERSION PRICE AND NUMBER OF PREFERRED SHARES. The Conversion Price and the number of Preferred Shares shall be adjusted from time to time as follows:

(a)     Adjustment upon Issuance of shares of Common Stock. If and whenever on or after the Cancellation Date (i) the Company issues or sells, or in accordance with this Section A.2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. Upon each such adjustment of the Conversion Price hereunder, the Company will issue an additional number of Preferred Shares resulting from the following calculation to each Holder such that after such issuance the number of Preferred Shares equals (x) the product of (i) the Common Stock Deemed Outstanding immediately following such adjustment and Dilutive Issuance and (ii) the number of Preferred Shares held by such Holder prior to such adjustment and Dilutive Issuance, divided by (y) the Common Stock Deemed Outstanding immediately prior to such adjustment and Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section A.2(a), the following shall be applicable:

(i)     Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section A.2(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon exercise, conversion or exchange of such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon exercise, conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of Preferred Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon exercise, conversion or exchange of such Convertible Securities.

(ii)     Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the exercise, conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section A.2(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the exercise, conversion or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon exercise, conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Preferred Shares or Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon exercise, conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of Preferred Shares has been or is to be made pursuant to other provisions of this Section A.2(a), no further adjustment of the Conversion Price or number of Preferred Shares shall be made by reason of such issue or sale.

(iii)     Change in Option Price or Rate of Exercise. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are exercisable into or convertible or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Preferred Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Preferred Shares and Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased exercise rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section A.2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of a Conversion Share are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section A.2(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Preferred Shares or Conversion Shares.

(iv)     Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Company’s Board of Directors. If the Required Holders disagree with such fair value determination they shall, within ten (10) days of receipt of notice of such determination (the “Valuation Event”), provide notice of such disagreement and the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)     Record Date. If the Company takes a record of a holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)     Adjustment upon Subdivision or Combination of shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Preferred Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Preferred Shares will be proportionately decreased. Any adjustment under this Section A.2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)     Other Events. If any event occurs of the type contemplated by the provisions of this Section A.2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price and the number of Preferred Shares so as to protect the rights of a Holder; provided that no such adjustment pursuant to this Section A.2(c) will increase the Conversion Price or decrease the number of Preferred Shares as otherwise determined pursuant to this Section A.2.

3.     RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Preferred Shares, then, in each such case:

(a)     any Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b)     the number of Conversion Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a).

4.     PURCHASE RIGHTS,  FUNDAMENTAL TRANSACTIONS.

(a)     Purchase Rights. In addition to any adjustments pursuant to Section A.2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then such Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Shares then held (without regard to any limitations on the conversion of such Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)     Fundamental Transactions. If the Company enters into or is party to a Fundamental Transaction, then a Holder shall have the right to either (A) purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon conversion of any Preferred Shares held by such Holder, such shares of stock, securities or assets (including cash) as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Preferred Shares held by such Holder, had such Fundamental Transaction not taken place or (B) require the repurchase of the Preferred Shares held by such Holder for a purchase price, payable in cash within five (5) Trading Days after such request, equal to the Black Scholes Value of the remaining unconverted portion of the Preferred Shares held by such Holder on the date of such request. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity and such Holder to comply with the provisions of this Section A.4(b). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of Preferred Shares.

5.     NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of a Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of issued and outstanding Preferred Shares, and (iii) shall, so long as any of Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of Preferred Shares, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of Preferred Shares then outstanding (without regard to any limitations on conversion).

6.     PREFERRED SHARE HOLDER NOT DEEMED A COMMON STOCKHOLDER. Except as otherwise specifically provided herein, a Holder, solely in such Person’s capacity as a holder of Preferred Shares, shall not be entitled to vote or receive dividends or be deemed a Holder of Common Stock of the Company for any purpose, nor shall anything contained in this Certificate of Designations be construed to confer upon a Holder, solely in such Person’s capacity as a Holder of Preferred Shares, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise) other than as provided under the Minnesota Business Corporation Act, receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to a Holder of the Conversion Shares which such Person is then entitled to receive upon the due conversion of Preferred Shares except as otherwise set forth in Section 16 herein. In addition, nothing contained in Preferred Shares shall be construed as imposing any liabilities on a Holder to purchase any securities (upon conversion of Preferred Shares or otherwise) or as a holder of Common Stock of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide a Holder with copies of the same notices and other information given to the holders of Common Stock of the Company generally, contemporaneously with the giving thereof to such shareholders.

7.     TRANSFER OF PREFERRED SHARES; PREFERRED SHARE REGISTER.

(a)     A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws and the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the number of Preferred Shares transferred or assigned.

(b)     The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

8.     NOTICES. Whenever notice is required to be given to Holders of Preferred Shares, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide a Holder with prompt written notice of all actions taken with respect to issued and outstanding Preferred Shares, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to a Holder (i) as soon as practicable upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to a Holder.

9.     AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Certificate of Designations may be amended (subject to the terms and conditions of the Minnesota Business Corporation Act) and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may increase the conversion price of any Preferred Share or decrease the number of shares or class of stock obtainable upon conversion of any Preferred Share without the written consent of a Holder. No such amendment shall be effective to the extent that it applies to less than all of the Holders of Preferred Shares then outstanding.

10.     SEVERABILITY. If any provision of this Certificate of Designations or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Certificate of Designations will continue in full force and effect.

11.     GOVERNING LAW. This Certificate of Designations shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Minnesota, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Minnesota.

12.     CONSTRUCTION; HEADINGS. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

13.     DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Preferred Shares (in accordance with Section A.2 or otherwise as set forth herein) or Conversion Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Conversion Notice giving rise to such dispute, as the case may be, to a Holder. If a Holder and the Company are unable to agree upon such determination or calculation of the Conversion Price or the Preferred Shares or the Conversion Shares within five Business Days of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within five Business Days submit via facsimile (a) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company and approved by such Holder or (b) the disputed arithmetic calculation of the Preferred Shares or Conversion Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and a Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14.     REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and the Securities Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of a Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach of this Certificate of Designations, a Holder of Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.     [Intentionally Omitted]

16.     VOTING.

(a)     The holders of a majority of the outstanding shares of Preferred Shares shall, upon the continuing occurrence of an “Event of Default” as defined in the Financing Agreement (as defined in the Securities Purchase Agreement), be entitled to appoint a number of directors, determined in accordance with Section A.16(b) below, to serve on the Company’s Board of Directors (the “Series A Directors”); provided, however, that (a) such Series A Directors must meet the requirements of NASDAQ Marketplace Rule 4200(a)(15) as independent directors, and (b) if required, the consent and approval of any federal, state, or other Gaming Authority has been obtained with respect to such Series A Directors. Should any Series A Director be found unsuitable by a Gaming Authority or should the Company have reasonable ground to find that such Series A Director will be found unsuitable, such Series A Director shall immediately resign and the Holders of a majority of the then outstanding shares of Preferred Shares shall have the right to appoint a suitable replacement.

(b)     The number of Series A Directors permitted to be appointed pursuant to these provisions shall be calculated, as of the date of any appointment of Series A Directors hereunder (an “Appointment Date”), by multiplying the Series A Director Ratio (as defined below) by the total number of members of the Company’s Board of Directors (immediately after the appointment of a Series A Director hereunder). In the event that the number of Series A Directors calculated as provided hereunder is a fractional amount, it will be rounded up to the nearest whole number if the fraction is equal to or greater than 0.50 and down to the nearest whole number if it is less than 0.50.

17.     DISQUALIFICATION CLAIM REDEMPTION.

(a)     The Company shall take no action without reasonable justification, either alone or together with any regulatory agency, that would impair a Holder’s right to lawfully hold Preferred Shares, Conversion Shares or any other rights in connection with the Company. In the event the Company or any of its officers, agents, employees or representatives are notified or obtain knowledge from any source, including but not limited to a Gaming Authority, that a Holder (or any of them) is or may be in danger of being considered to be a Disqualified Holder (as defined in the Articles of Incorporation) (solely as a result of the failure to obtain or the loss or non-reinstatement of any material license or franchise from any Gaming Authority held by the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) to conduct any material portion of the business of the Company or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of capital stock of the Company meeting certain criteria) or the equivalent under any provision of law, or for any other reason it is claimed by any Gaming Authority that such Holder’s Preferred Shares or Conversion Shares in the Company (or any warrants or other rights related to the issuance, acquisition or holding of shares of capital stock in the Company) cannot be issued to or held by such Holder, or will not be issued to or permitted to be held by such Holder, based on any claim related to such Holder’s suitability for holding an interest in the Company under applicable gaming laws (collectively and separately a “Disqualification Claim”, and the occurrence of such Disqualified Claim, a “Regulatory Redemption Event”), such Holder shall be immediately notified by the Company in writing of the Disqualification Claim and provided with all information available to the Company and any of its officers, agents, employees or representatives (including but not limited to information acquired by Company’s attorneys) relating to the Disqualification Claim together with any documents related thereto.

(b)     Upon obtaining knowledge of the Disqualification Claim, and in addition to its duty to disclose its information regarding such claim to such Holder, the Company shall immediately investigate and conduct reasonable due diligence in good faith with respect to such Disqualification Claim and share with such Holder all information so obtained. The Company shall not assert any attorney-client or work product privilege in connection with such disclosure.

(c)     The Company shall fully cooperate with such Holder in presenting to any Gaming Authority or other governmental entity (including a tribal governmental entity) that may be considering the Disqualification Claim all evidence or other information available to it that would in any way support such Holder’s contention that the Disqualification Claim was without merit or that requiring divesture of or a prohibition on such Holder’s participation in the Company, directly or indirectly, was unwarranted, or that would reasonably assist such Holder in any other way in supporting its contention.

(d)     So long as such Holder challenges the Disqualification Claim in a proceeding conducted in accordance with applicable law (“Proceeding”), and until such challenge is finally resolved, including the exhaustion of all appeals (including the availability of any extraordinary writs), and if a Mandatory Redemption (as defined below) of the Preferred Shares or Conversion Shares in question is required during the pendency of the Proceeding, the Company shall be the only party acquiring the Preferred Shares or Conversion Shares of the Disqualified Holder (the “Held Shares”) and shall continue holding such shares pending the final outcome of the Proceeding. The Held Shares shall not be sold, transferred, assigned, encumbered or diluted in any way. In the event of such Mandatory Redemption, the Redemption Price shall be paid to such Holder without prejudice to the recovery by the Holder of the Held Shares, if applicable.

(e)     In the event it is finally determined in the Proceeding that such Holder is required to divest himself or itself of such Preferred Shares or Conversion Shares and such Mandatory Redemption has not yet occurred, the Company shall effect such Mandatory Redemption in accordance with Section A.17(g) and (h) below. In the event it is finally determined in the Proceeding that such Holder should not have been required to divest himself or itself of such Preferred Shares or Conversion Shares, the Company shall cause the Company to return the Held Shares to such Holder.

(f)     Any holding or transfer of the Held Shares shall be subject to applicable laws, provided that the Company shall fully cooperate with a Holder, if so entitled, in recovering the Held Shares.

(g)     Mandatory Redemption. Upon the occurrence of a Regulatory Redemption Event, if required by a Gaming Authority, the Company shall redeem (a “Mandatory Redemption”) all, but not less than all, of the Preferred Shares and any Conversion Shares at a price per Preferred Share or Conversion Share, as applicable, in cash equal to the Mandatory Redemption Price (as defined below).

(h)     Mechanics of Mandatory Redemption. At any time after a Regulatory Redemption Event, the Company may redeem all of the outstanding Preferred Shares and Conversion Shares of a Holder by delivering written notice thereof via facsimile and overnight courier (“Notice of Mandatory Redemption”) to the Holders thereof, which Notice of Mandatory Redemption shall indicate the date of such redemption (the “Mandatory Redemption Date”) and the applicable Mandatory Redemption Price (the date of such Notice, the “Notice of Mandatory Redemption Date”). The Notice of Mandatory Redemption shall state (i) the Trading Day selected for the Mandatory Redemption in accordance with Section A.17(g), which Trading Day shall be at least ten (10) Business Days but not more than sixty (60) Business Days following the Notice of Mandatory Redemption Date (the “Mandatory Redemption Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Redemption, and (ii) the aggregate Mandatory Redemption Price of the Preferred Shares and Conversion Shares, as applicable, subject to Mandatory Redemption from all of the Holders of the Preferred Shares and Conversion Shares pursuant to this Section A.17 and (iii) the aggregate Mandatory Redemption Price of the Preferred Shares and Conversion Shares subject to Mandatory Redemption from such Holder pursuant to this Section A.17.

18.     REDEMPTION OPTION UPON PUT DATE.

(a)     In addition to all other rights of the Holders contained herein, at any time after the Cancellation Date, if a Registration Rights Default occurs and is continuing (as defined in the Registration Rights Agreement) (a “Put Date”), each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares (a “Redemption at Option of Holder Request”) at a price per Preferred Share equal to such amount with respect to any Preferred Share equal to (x) the arithmetic average of the Closing Sale Prices of the Common Stock during the ten (10) consecutive Trading Days prior to such Redemption at Option of Holder Request less (y) the Conversion Price of such Preferred Share (the “Redemption at Option of Holder Price”) .

(b)     Mechanics of Redemption at Option of Buyer. At any time after the Put Date, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(c)     Payment of Redemption at Option of Holder Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within three (3) Business Days of such receipt notify each other Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the seventh (7th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption at Option of Holder Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the seventh (7th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder (such date, the “Redemption at Option of Holder Date”). If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder providing a Notice of Redemption at Option of Holder prior to the Redemption at Option of Holder Date based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders prior to the Redemption at Option of Holder Date and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each such Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section A.17, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section A.17 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(d)     Void Redemption. In the event that the Company does not pay the Redemption at Option of Holder Price within the time period set forth in Section A.17(c), at any time thereafter and until the Company pays such unpaid applicable Redemption at Option of Holder Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section A.17 and for which the applicable Redemption at Option of Holder Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the arithmetic average of the Closing Sale Prices of the Common Stock during the ten (10) consecutive Trading Days prior to the date on which the Void Optional Redemption Notice is delivered to the Company.

(e)     Miscellaneous. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section A.17 of less than all of the Preferred Shares represented by a particular Preferred Shares Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Shares Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

19.     TERMINATION. On the Expiration Date, any Preferred Shares remaining outstanding hereunder shall be cancelled.

20.     CERTAIN DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Securities Purchase Agreement. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)     “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company.

(b)     “Aggregate Conversion Price” has the meaning as set forth in Section A.1(a).

(c)     “Black Scholes Value” means the value of Preferred Shares based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of Preferred Shares as of such date of request and (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

(d)     “Bloomberg” means Bloomberg Financial Markets.

(e)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)     “Buyer” shall have the meaning as set forth in the Securities Purchase Agreement.

(g)     “Cancellation Date” has the meaning as set forth in Section A.1(a).

(h)     “Cancelled Warrant” has the meaning as set forth in Section A.1(a).

(i)     “Cancelled Warrant Shares” has the meaning as set forth in Section A.1(a).

(j)     “Certificate of Designations” has the meaning as set forth in the initial paragraph of Exhibit A.

(k)     “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and a Holder. If the Company and a Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(1)     “Common Stock” means (i) the Company’s shares of Common Stock, $0.01 par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(m)     “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections A.2(a)(i) and A.2(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually convertible at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(n)     “Company” has the meaning as set forth in the initial paragraph of the Articles of Incorporation to which this Certificate of Designations is attached.

(o)     “Conversion Delivery Documents Date” has the meaning as set forth in Section A.1(a).

(p)     “Conversion Notice” has the meaning as set forth in Section A.1(a).

(q)     “Conversion Shares” has the meaning as set forth in Section A.1(a).

(r)     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or convertible or exchangeable for shares of Common Stock.

(s)     “Eligible Market” means the Principal Market, the American Stock Exchange, The New York Stock Exchange, Inc., the Nasdaq Capital Market or the NASD OTC Bulletin Board.

(t)     “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of Preferred Shares; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of either (A) $20,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”) and at a purchase price of no less than $6.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) or (B) $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”) (each, an “Excluded Offering”); (iv) in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital in an amount not to exceed, in the aggregate 20% of the outstanding shares of Common Stock in any calendar year; and (vi) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

(u)     “Expiration Date” means the date seven years after the Issuance Date (as defined in the Warrants) or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(v)     “Fair Market Value” means the closing sale price of the shares of Common Stock (as reported by the Bloomberg Financial Markets) on the last Trading Day immediately preceding the Appointment Date. In the event that a closing sale price is not reported by the Bloomberg Financial Markets, the Fair Market Value shall be as mutually determined by the Company’s Board of Directors and the Required Holders in good faith.

(w)     “Financing Agreement” shall have the meaning as set forth in the Securities Purchase Agreement.

(x)     “Financing Facility” shall have the meaning as set forth in the Securities Purchase Agreement.

(y)     “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by a Holders of more than the 50% of either the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(z)     “Gaming Authority” means any of the “Gaming Authorities” as such term is defined in the Articles of Incorporation of the Company in effect as of the Subscription Date.

(aa)     “Holder” means any holder of issued and outstanding Preferred Shares.

(bb)     “Holder Pro Rata Allocation” means with respect to any number of Conversion Shares, (x) such number of Conversion Shares multiplied by (y) (i) the number of Preferred Shares held by such Holder on the Subscription Date divided by (ii) 4,457,751.

(cc)     “Issuance Date” means with respect to any Preferred Share, the date of issuance of such Preferred Share by the Company.

(dd)     “Mandatory Redemption” has the meaning as set forth in Section A.17(g).

(ee)     “Mandatory Redemption Date” has the meaning as set forth in Section A.17(h).

(ff)     “Mandatory Redemption Price” means in the case of a Regulatory Redemption Event, the sum of (i) with respect to Conversion Shares, the arithmetic average of the Closing Sale Prices of the Common Stock during the ten (10) consecutive Trading Days prior to such Notice of Mandatory Redemption, (ii) solely with respect to Preferred Shares that are not Additional Preferred Shares, the Black Scholes Value of the remaining unconverted portion of Preferred Shares on the Notice of Mandatory Redemption Date, and (iii) solely with respect to Additional Preferred Shares, an amount, if greater than zero, equal to (x) the arithmetic average of the Closing Sale Prices of the Common Stock during the ten (10) consecutive Trading Days prior to such Notice of Mandatory Redemption less (y) the Conversion Price of such Additional Preferred Shares.

(gg)     “Notice of Mandatory Redemption” has the meaning as set forth in Section A.17(h).

(hh)     “Notice of Redemption at Option of Holder” has the meaning as set forth in Section A.18(b).

(ii)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(jj)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(kk)     “Preferred Shares” has the meaning as set forth in the initial paragraph of this Certificate of Designations.

(11)     “Principal Market” means the NASDAQ National Market.

(mm)     “Put Date” has the meaning as set forth in Section A.18(a).

(nn)     “Redemption at Option of Holder” has the meaning as set forth in Section A.18(b).

(oo)     “Redemption at Option of Holder Date” has the meaning as set forth in Section A.18(c).

(pp)     “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the Buyers.

(qq)     “Required Holders” means a Holders of Preferred Shares representing at least a majority of shares of Common Stock underlying Preferred Shares then outstanding.

(rr)     “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 15, 2006 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein.

(ss)     “Series A Director Ratio” means the quotient of the total amount of the Loan (as defined in the Financing Agreement) then outstanding divided by the Total Market Capitalization (as defined below) of the Company.

(tt)     “Total Market Capitalization” means the sum of (a) the product of the total number of outstanding shares of the Company’s common stock par value $0.01 per share (“Common Stock”) multiplied by the Fair Market Value (as defined below) of one share of Common Stock plus (b) the total amount of the Loan (as defined in the Financing Agreement) then outstanding.

(uu)     “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(vv)     “Void Optional Redemption Notice” has the meaning as set forth in Section A.18(d).

(ww)     “WPT Legislation Event” means the concurrent existence of the following conditions: (i) any applicable federal, state, local governmental, or tribal law or regulation (including laws or regulations of any of their respective subdivisions or agencies) shall have been enacted that could reasonably be expected to materially adversely affect any Loan Party (as defined in the Financing Agreement) or World Poker (as defined in the Financing Agreement), and (ii) the value of the Collateral (as defined in the Financing Agreement) shall be less than 100% of the principal amount of the Loan (as defined in the Securities Purchase Agreement) outstanding under the Financing Agreement.

(xx)     “WPT 25% Collateral Event” means such date whereby the value of the Collateral (as defined in the Financing Agreement) is less than or equal to 25% of the principal amount of the Loan outstanding under the Financing Agreement.

(yy)     “WPT 50% Collateral Event” means such date whereby the value of the Collateral (as defined in the Financing Agreement) is less than or equal to 50% of the principal amount of the Loan outstanding under the Financing Agreement.

(zz)     “WPT 75% Collateral Event” means such date whereby the value of the Collateral (as defined in the Financing Agreement) is less than or equal to 75% of the principal amount of the Loan outstanding under the Financing Agreement.

B.     Except as specifically provided above or as provided under the Minnesota Business Corporation Act, the Preferred Shares shall have no other right, preferences, privileges, or obligations.

EXHIBIT I

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT

PREFERRED SHARES INTO COMMON STOCK

GOLDEN ENTERTAINMENT, INC.

The undersigned holder hereby elects to convert the attached Series A Convertible Preferred Stock, par value $0.01 per share(s) (the “Preferred Shares”) into _________________ of the shares of Common Stock (“Conversion Shares”) of Golden Entertainment, Inc., a Minnesota corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations of such Preferred Shares (the “Certificate of Designations”).

1. Form of Conversion Price. The Holder intends that payment of the Conversion Price shall be made as:

____________          a “Cash Conversion” with respect to _________________ Conversion Shares; and/or

____________          a “Cashless Conversion” with respect to _______________ Conversion Shares.

2. Payment of Conversion Price. In the event that the holder has elected a Cash Conversion with respect to some or all of the Conversion Shares to be issued pursuant hereto, the holder shall pay the aggregate Conversion Price in the sum of $___________________ to the Company in accordance with the terms of the Certificate of Designations.

3. Delivery of Conversion Shares. The Company shall deliver to the holder __________ Conversion Shares in accordance with the terms of the Certificate of Designations.

Date: _________________, ______

   Name of Registered Holder

By:

Name:

Title:

…Tax ID or SSN of Registered Holder

…Street Address of Registered Holder

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs WELLS FARGO BANK, N.A. to issue the below indicated number of shares of Common Stock of the Company to the recipient listed below and deliver the certificate representing such shares to the address listed below in accordance with the Transfer Agent Instructions dated February __, 2006 from the Company and acknowledged and agreed to by WELLS FARGO BANK, N.A.

Name, Address and Social Security or Tax ID No.                                                         No. of Shares

_________________________________                                                                    ____________

Name of Recipient

_______________________________

Street Address

_______________________________

City, State, Zip Code

Tax ID or SSN:____________________

GOLDEN ENTERTAINMENT, INC.

By:

          Name:

          Title:

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